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                   Johnstown/Consolidated Income Partners

                            Summary of Appraisals

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                                     (a)

                                 Cedar Brooke

                              Independence, Missouri


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The Cedar Brooke Apartments                                April 19, 1996
Independence, Missouri                                             Page 1

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROPERTY NAME:                      Cedar Brooke Apartments

LOCATION OF PROPERTY:               3100 Quail Creek Drive, Independence,
                                    Jackson County, Missouri

PURPOSE OF THE APPRAISAL:           To estimate the Market Value of the
                                    subject.

PROPERTY RIGHTS APPRAISED:          Fee Simple Estate

HIGHEST AND BEST USE:               As Vacant - To develop for multi-family use.

                                    As Improved - Considered to be that of the existing improvements.

SITE DATA AND ZONING:               The subject parcel is irregular in shape
                                    and contains approximately 10.57 acres of land zoned R-3 Multi-Family Development by the City of Independence.

IMPROVEMENT DATA:                   The subject consists of 158 units totaling
                                    148,008 square feet of net rentable area.
                                    The structural improvements consist of 39 residential buildings and one clubhouse building. Exterior finish consists of wood cedar siding and brick veneer, pitched roofs, and concrete slab foundations. The improvements were completed in 1971.
                                    Additional amenities include swimming pool, carports with storage, asphalt parking areas, concrete walkways, five-story clubhouse, game room, party room, lounge area with barbeque pit, laundry facilities and landscaping.

TENANT DATA:                        The Cedar Brooke Apartments cater primarily
                                    to adults and families employed in the
                                    surrounding area. Leases are typically
                                    signed for 12-month terms. The subject
                                    is 100% occupied as of the date of
                                    inspection. (Historical occupancy has
                                    typically been above 95%).

DATE OF VALUE ESTIMATE:             March 20, 1996

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The Cedar Brooke Apartments                                   April 19, 1996
Independence, Missouri                                                Page 2

                  SUMMARY OF SALIENT FACTS AND CONCLUSIONS (CONTINUED)

SUMMARY OF STABILIZED PRO FORMA:

                                          Totals         Per Unit
                                          ------         --------

             Potential Gross Income     $ 890,885        $ 5,639
             Vacancy & Credit Loss        (26,727)          (169)
             Employee discounts           (22,860)          (145)
                                         --------         ------
             Effective Gross Income     $ 841,298        $ 5,325
             Operating Expenses          (464,122)        (2,937)
                                         --------         ------
             Net Operating Income       $ 377,176        $ 2,387

VALUE CONCLUSIONS

The Income Capitalization Approach:     $3,600,000

The Sales Comparison Approach:          $3,600,000

FINAL VALUE ESTIMATE:                   $3,600,000